EXHIBIT 3.47

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WPC BRANDS, INC.

The undersigned certifies that he is and that at all times here mentioned has been the duly appointed and acting President of WPC Brands, Inc., formerly known as Wisconsin Pharmacal Company, Inc. (the “Corporation”), and further certifies that:

1.	The name of the corporation is WPC Brands, Inc.

2.	The Third Amended and Restated Articles of Incorporation of the Corporation duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes set forth below, supersede and take the place of the heretofore existing Second Amended and Restated Articles of Incorporation and any amendment thereto effective as of September 1, 2004.

3.	The Third Amended and Restated Articles of Incorporation of the Corporation are as follows:

ARTICLE I

Name

The name of the Corporation is WPC Brands, Inc.

ARTICLE II

Organization

The Corporation is organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE III

Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue shall be Thirty Thousand (30,000) shares consisting of one class only, designated as “Common Stock” having a par value of $0.01 per share.

ARTICLE IV

Registered Agent

The name of the Corporation’s initial registered agent is CSC - Lawyer’s Incorporating Service Company.

ARTICLE V

Registered Office

The street address of the registered office of the Corporation is 25 West Main, Madison, Wisconsin 53703.

ARTICLE VI

Preemptive Rights

No shareholder of the Corporation shall have any preemptive right to acquire any shares of any class of stock of this Corporation, whether now or hereafter authorized, or any securities or obligations (including, but not limited to, securities or obligations convertible into any class of stock issued by this Corporation), whether issued or sold for cash, property, services or otherwise.

ARTICLE VII

Board of Directors

The number of directors to constitute the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, but in no case shall such number be less than one (1).

ARTICLE VIII

Cumulative Voting

In all elections of directors, each shareholder entitled to vote shall have the right to cast only as many votes as shall equal the number of shares held by the shareholder in the Corporation. There shall be no right to cumulative voting in the election of directors.

ARTICLE IX

Existence

The duration of the Corporation is perpetual.

ARTICLE X

Purpose

The Corporation is formed to engage in any lawful business.

ARTICLE XI

Indemnity

The Corporation undertakes to provide indemnity pursuant to the previsions of this Article XI:

(1) Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the Wisconsin Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in subsection 2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article XI shall be a contract right and, subject to subsections 2 and 5 hereof, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under subsection 1 of this Article XI or advance of expenses under subsection 5 of this Article XI shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article XI is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the

Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article XI shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Wisconsin Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Wisconsin Business Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

(4) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article XI.

(5) Expenses. Expenses incurred by any person described in subsection 1 of this Article XI in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(6) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article XI and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

(7) Contract Rights. The provisions of this Article XI shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article XI and the relevant provisions of the Wisconsin Business Corporation Law or other applicable law are in effect, and any repeal or modification of this Article XI or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(8) Merger or Consolidation. For purposes of this Article XI, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article XI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE XII

Amendments

Amendments to the Articles of Incorporation shall be made in the manner prescribed by the Wisconsin Business Corporation Law. The power to make, alter, amend, or repeal the By-Laws of the Corporation shall be vested in the Board of Directors.

4.	These Third Amended and Restated Articles of Incorporation contain certain amendments to the Corporation’s existing Second Amended and Restated Articles of Incorporation which require shareholder approval for adoption. These Third Amended and Restated Articles of Incorporation were adopted by written consent of all the Corporation’s shareholders in accordance with the requirements of Section 180.1003 and 180.1004 of the Wisconsin Business Corporation Law on September 1, 2004.

WPC BRANDS, INC.

By	/s/ Robert L. Caulk
Robert L. Caulk, President

This document was drafted by:

Michael G. Pfefferkorn

WPC Brands, Inc.

2150 Schuetz Road

St. Louis, MO 63146

This document was not executed in Wisconsin. Please return this document to the drafter at the address set forth above.

* * * * *